UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 24, 2015

AQUA METALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37515	47-1169572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1010 Atlantic Avenue Alameda, California 94501
(Address of principal executive offices)

(510) 479-7635
(Registrant’s telephone number, including area code)

501 23rd Avenue Oakland, California 94606
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01            Entry into a Material Definitive Agreement.

On August 24, 2015, we entered into a real estate lease agreement with BSREP Marina Village Owner LLC, a Delaware limited liability company, for our lease of 21,697 square feet of office and industrial space in a multi-building commercial project known as “Marina Village” located in Alameda, California.

We have consolidated our existing executive offices and engineering in the Marina Village facility. We also intend to assemble and ship our AquaRefining modules from the facility.

The lease term is 76 months expiring December 31, 2021. Monthly rent is $39,054, subject to annual increases of approximately 2.7% commencing December 31, 2016 and ending December 31, 2020, at which time the monthly rent for the remainder of the lease term will be $45,346. The lease agreement provides us with a rent abatement for the first four months of the lease. In addition to monthly rent we will be obligated to pay our proportionate share of all common area maintenance and other operational charges, operating expenses, tax expenses and utilities costs above the base year 2016 costs. Pursuant to the lease agreement, we have provided the landlord with a security deposit in the amount of $45,356 and a letter of credit in the amount of $500,000 to secure our obligations under the lease agreement. The letter of credit is reduced to $250,000 on the 17th month of the initial lease term. The letter of credit is eliminated on the 29th month of the initial lease term. We have one option to extend the term of the Lease for five years at fair market rent. The lease agreement provides for representations, warranties, covenants, agreements and indemnities typical of commercial lease agreements.

A copy of the lease agreement is filed as an exhibit to this Form 8-K.

Item 9.01            Financial Statements and Exhibits

(d)         The following are filed as exhibits to this Current Report on Form 8-K:

Exhibit No.	Description	Method of Filing
10.1	Lease Agreement dated August 7, 2015 between Registrant and with BSREP Marina Village Owner LLC	Filed electronically herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AQUA METALS, INC.

Dated: August 27, 2015	/s/ Stephen R. Clarke
Stephen R. Clarke
Chief Executive Officer